Exhibit 10.24

RACKABLE SYSTEMS, INC.

FIRST AMENDMENT TO THE OPTION AGREEMENTS

This FIRST AMENDMENT TO THE OPTION AGREEMENTS (this “Amendment”), dated September 1, 2005 (the “Effective Date”), is executed by and among Rackable Systems, Inc., a Delaware corporation (the “Company”) and Todd R. Ford (the “Executive”). The Company and the Executive are each individually referred to in this Amendment as a “Party” and are collectively referred to in this Amendment as the “Parties.” In this Amendment, all capitalized terms that are otherwise undefined will have the respective meanings specified for such terms as set forth in the Option Agreements (as defined below).

RECITALS

A. The Executive and the Company are parties to two Option Agreements, each dated December 23, 2002 (collectively, the “Option Agreements”). Pursuant to the two separate Option Agreements and under the Company’s 2002 Stock Option Plan, the Company granted to the Executive stock options (collectively, the “Options”) exercisable for 333,333 shares and for 500,000 of the Company’s Common Stock (“Option Shares”) as adjusted for the Company’s 2-for-3 reverse stock split completed in April 2005. Pursuant to the Option Agreements the Company has certain rights relating to the Options and to the Option Shares.

B. Pursuant to this Amendment and effective immediately upon the Parties’ mutual execution and delivery of this Amendment, the Parties desire to amend each of the two Option Agreements.

AGREEMENT

In consideration of the mutual promises and covenants set forth in this Amendment, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1. Amendment to option agreements. The parties agree that upon the effective date of this amendment, the option agreements will be amended as follows:

1.1 Section 7, Section 8, Section 9(b), Section 11 and Section 17 of the Option Agreements will be terminated and will have no further force and effect.

1.2 The following sentence shall be included as the last sentence of Section 10(b): “Notwithstanding the foregoing, it is agreed by the Parties that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.”

2. Transfer restrictions. The executive and each transferee of the executive’s option shares together with such executive may only transfer during the six months following the executive’s termination of employment with the company (except as they are otherwise subject to a lock-up period and subject to applicable securities laws) up to that number of shares equal to (in the aggregate for the executive and all of such executive’s transferees) the greater of (1) 2.0% of the number of shares of the company’s common stock outstanding as shown by the most recent report or statement published by the company or (2) two times the average weekly volume of trading in the company’s common stock during the four calendar weeks preceding the sale. Furthermore, the transfer restriction set forth in this section 2 shall terminate will be of no further force or effect on December 23, 2007.

3. Agreements. Except as expressly amended by this amendment, the option agreements will continue in full force and effect. If any inconsistency, ambiguity, or conflict exists between this amendment and any option agreement, then the terms and conditions of this amendment will govern and control such inconsistency, ambiguity, or conflict.

4. Severability. If any provision of this amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, then this amendment will continue in full force and effect without such illegal, unenforceable, or void provision, and the parties agree to negotiate, in good faith, a legal, enforceable, and valid substitute provision that most nearly implements the parties’ intent in entering into this amendment as expressed by the terms of this amendment.

5. Titles and subtitles. The titles and subtitles used in this amendment are used for convenience only and are not to be considered in construing or interpreting this amendment.

6. Counterparts. This amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7. Entire agreement. The option agreements, as amended by this amendment, constitute the full and entire understanding and agreement between the parties with regard to the subject matter of the option agreements and supersede and preempt any and all prior understandings, agreements, or representations by or among the parties, written or oral, which may have related in any manner to the subject matter of the option agreements. Except as otherwise expressly provided in the option agreements, the provisions of this amendment will inure to the benefit of, and be binding upon, the parties’ successors, assigns, heirs, executors, and administrators.

8. Amendments, waivers, and termination. As of any particular time, any term of this amendment may be amended, the observance of any term of this amendment may be waived (either generally or in a particular instance and either retroactively or prospectively), or this amendment may be terminated, in each case only with the written consent of the company and the executive. Any amendment, waiver, or termination executed in accordance with this section 8 will be binding upon the executive, the company, the company’s successors-in-interest, and any person claiming for or on behalf of the executive or the company.

9. Effectiveness. This amendment is effective upon the execution and delivery of this amendment by the company and the executive.

10. Telecopy execution and delivery. A facsimile, telecopy, or other reproduction of this amendment may be executed by one or more parties, and an executed copy of this amendment may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding, and effective for all purposes. At the request of any party, all parties agree to execute an original of this amendment as well as any facsimile, telecopy, or other reproduction of this amendment.

* * * * *

The Parties have executed this First Amendment to the Option Agreements as of the Effective Date.

THE COMPANY:

RACKABLE SYSTEMS, INC.

By:	/s/ BILL GARVEY
Name:	Bill Garvey
Its:	General Counsel & VP Corp. Dev.

THE EXECUTIVE:

/S/    TODD R. FORD